Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact:	Ken Hastings
(425) 468-7530
ken.hastings@paccar.com

FOR IMMEDIATE RELEASE

PACCAR Achieves Strong Quarterly Revenues and Earnings

Rebound in Truck Deliveries and Aftermarket Sales Drive Results

October 20, 2020, Bellevue, Washington – “PACCAR reported strong revenues and net income for the third quarter of 2020,” said Preston Feight, chief executive officer. “PACCAR’s third quarter results reflect rebounding global truck production and aftermarket parts revenue. I am very proud of our outstanding employees who delivered these results while employing the highest commitment to health and safety at all PACCAR facilities.”

PACCAR achieved net income of $385.5 million ($1.11 per diluted share) in the third quarter of this year, compared to $607.9 million ($1.75 per diluted share) earned in the same period last year. Third quarter revenues were $4.94 billion, compared to $6.37 billion reported in the third quarter of 2019.

PACCAR earned $892.6 million ($2.57 per diluted share) for the first nine months of 2020 compared to $1.86 billion ($5.34 per diluted share) in the same period last year. Net revenues for the first nine months of 2020 were $13.16 billion compared to $19.48 billion last year.

PACCAR’s truck deliveries doubled in the third quarter compared to the second quarter of this year. PACCAR Parts’ excellent aftermarket sales and profits surpassed the strong results in the third quarter of 2019. PACCAR Financial Services achieved robust new financing business and sold a record number of used trucks. Peterbilt, Kenworth and DAF announced production availability of their battery electric trucks.

Peterbilt Model 220EV Electric Truck

PACCAR Dividends

PACCAR’s Board of Directors declared a regular quarterly cash dividend of thirty-two cents ($.32) per share, payable on December 1, 2020, to stockholders of record at the close of business on November 10, 2020. “PACCAR retained its strong dividend reflecting the company’s ongoing excellent business performance,” said Mark Pigott, PACCAR executive chairman.

Financial Highlights – Third Quarter 2020

Highlights of PACCAR’s financial results for the third quarter of 2020 include:

•	Net sales and revenues of $4.94 billion.
•	Net income of $385.5 million.
•	Global truck deliveries of 36,000 units.
•	PACCAR Parts revenues of $1.02 billion.
•	PACCAR Parts pre-tax income of $210.2 million.
•	Financial Services pre-tax income of $55.5 million.
•	Manufacturing cash and marketable securities of $4.41 billion.
•	Cash generated from operations of $831.7 million.
•	Stockholders’ equity of $10.18 billion.

Financial Highlights – Nine Months 2020

Highlights of PACCAR’s financial results for the first nine months of 2020 include:

•	Net sales and revenues of $13.16 billion.
•	Net income of $892.6 million.
•	Financial Services pre-tax income of $159.3 million.
•	Capital investments of $438.8 million and R&D expenses of $202.2 million.
•	Cash generated from operations of $2.19 billion.
•	Medium-term note issuances of $1.89 billion.

Global Truck Markets

PACCAR is increasing its estimate of U.S. and Canada Class 8 truck industry retail sales to a range of 190,000-210,000 vehicles in 2020. Class 8 truck industry retail sales for 2021 are estimated to be in a range of 210,000-250,000 vehicles. “U.S. economic growth is being led by manufacturing, housing starts, automotive production and consumer spending,” said Darrin Siver, PACCAR senior vice president. “U.S. and Canada Class 8 truck industry orders through September were 18% higher than in the same period last year.”

“Customer demand for fuel-efficient DAF XF, CF and LF trucks continued to strengthen in the third quarter as the European economies improved,” said Harry Wolters, DAF president. “We are raising our estimates for European truck industry registrations in the above 16-tonne segment to be in the range of 210,000-230,000 units this year. The 2021 truck market is expected to be in the range of 230,000-270,000 trucks.” The DAF XF truck was recently honored at the Motor Transport Awards in the United Kingdom as the “Fleet Truck of the Year 2020.” The judges noted the DAF XF truck’s low operating costs, superior driver comfort and excellent aftersales support.

DAF XF Truck

DAF Brasil achieved a record 9.3% market share in the Brasil above 40-tonne truck segment this year. “DAF Brasil introduced a new DAF XF truck this year, which has been well-received by customers,” said Mike Dozier, senior vice president. “We are increasing our estimate for the 2020 South American above 16-tonne truck market to be in a range of 75,000-85,000 vehicles this year, and in a range of 95,000-105,000 trucks in 2021.”

PACCAR Parts Achieves Excellent Revenues and Pre-Tax Profits

PACCAR Parts achieved pre-tax profit of $210.2 million in the third quarter of 2020, compared to $207.4 million earned in the third quarter of 2019. Third quarter 2020 revenues were $1.02 billion, compared to the $1.0 billion achieved in the third quarter last year. PACCAR Parts achieved pre-tax profit of $576.8 million in the first nine months of 2020, compared to $625.6 million in the first nine months of 2019. PACCAR Parts’ nine-month revenues were $2.84 billion, compared to $3.03 billion for the same period last year. David Danforth, PACCAR vice president and PACCAR Parts general manager, noted, “Third quarter parts sales and profits benefited from a stronger economy, increased vehicle utilization and the growth of our e-commerce platform.”

PACCAR Parts Distribution Center

Kenworth, Peterbilt and DAF Announce Electric Vehicle Production Availability

Kenworth K270E and T680E, Peterbilt models 579EV, 220EV and 520EV, and DAF CF Electric zero emissions trucks are now available for customers to order, and will be produced next year. “PACCAR is an innovation leader in zero emissions battery electric and hydrogen fuel cell trucks,” said Kyle Quinn, PACCAR chief technology officer.

Kenworth T680E Electric Truck

In addition, PACCAR is providing charging infrastructure solutions for customers who purchase battery electric Kenworth and Peterbilt trucks in the United States and Canada. Kenworth and Peterbilt customers and dealers are able to order electric chargers from PACCAR Parts. PACCAR Financial offers flexible financing options and PacLease bundles the cost of charging systems with full service lease offerings.

DAF CF Electric Truck

Financial Services Companies Achieve Good Results

PACCAR Financial Services (PFS) offers competitive retail financing to Peterbilt, Kenworth and DAF dealers and customers. PFS has a portfolio of 203,000 trucks and trailers, with total assets of $15.3 billion. PacLease, a major full-service truck leasing company in North America and Europe, with a fleet of 38,600 vehicles, is included in this segment.

PFS achieved good profits during the third quarter and first nine months of 2020. PFS earned $55.5 million in the third quarter this year compared to $66.5 million earned in the same period last year. Third quarter 2020 revenues were $397.6 million compared to $362.8 million in the same quarter of 2019. For the nine-month period, PFS pre-tax income was $159.3 million in 2020 compared to $230.8 million last year. Nine-month revenues were $1.14 billion in 2020 compared with $1.07 billion for the same period a year ago. “PFS’ portfolio performed very well during the third quarter of 2020,” said Todd Hubbard, PACCAR vice president. “Loan and lease origination activity was strong in the third quarter. PFS sold a record number of used trucks and vehicle resale values were steady in the third quarter.” PACCAR Financial continues to invest in worldwide used truck centers to sell an increased number of used trucks at retail prices, which enhances used truck sales margins. PFS recently opened used truck centers in Lyon, France, Denton, Texas, and Prague, Czech Republic, and plans to open a used truck facility in Madrid, Spain next year. Kenworth and Peterbilt truck resale values command a 10-15% premium over competitors’ trucks.

“PFS provides leading-edge technology solutions, excellent customer service and dedicated support to the transportation industry. Kenworth, Peterbilt and DAF dealers and customers appreciate the ease of doing business with PFS,” said Craig Gryniewicz, PACCAR Financial Corp. president. PACCAR’s strong balance sheet, complemented by its A+/A1 credit ratings, enables PFS to have excellent access to the commercial paper and medium-term note markets. PFS profitably supports the sale of PACCAR trucks in 26 countries on four continents.

Capital Investment and Research and Development

PACCAR’s excellent long-term profits, strong balance sheet and intense focus on quality have enabled the company to invest $7.2 billion in new and expanded facilities, innovative products and new technologies during the past decade. Capital investments are estimated to be $570-$600 million and research and development expenses are expected to be $270-$280 million in 2020. PACCAR estimates that it will invest $575-$625 million in capital projects and $330-$360 million in research and development expenses next year.

“PACCAR is investing for long-term growth in aerodynamic truck models, diesel and zero emissions powertrain technologies, advanced driver assistance systems, connected vehicle services, next-generation manufacturing and distribution capabilities,” said Harrie Schippers, PACCAR president and chief financial officer.

PACCAR Earns Diversity Award

PACCAR Inc, Kenworth, Peterbilt, PACCAR Parts and Dynacraft were each honored by the Women in Trucking Association (WIT) as a 2020 “Top Company for Women to Work for in Transportation.” The recognition was for fostering gender diversity, flexible hours, competitive compensation and benefits, training, professional development and career advancement opportunities. WIT is a nonprofit organization that encourages the employment and promotes the accomplishments of women in the trucking industry. “PACCAR is committed to hiring and promoting the most talented people in the world and we know that the best people represent the diversity present in the global community,” said Preston Feight, chief executive officer.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced powertrains, provides financial services and information technology, and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss third quarter earnings on October 20, 2020, at 9:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Q3 Earnings Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through October 27, 2020. PACCAR shares are listed on the NASDAQ Global Select Market, symbol PCAR. Its homepage is www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

PACCAR Inc

SUMMARY STATEMENTS OF OPERATIONS

(in millions except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019
Truck, Parts and Other:
Net sales and revenues	$4,538.4	$6,004.2	$12,018.3	$18,408.8
Cost of sales and revenues	3,958.3	5,106.8	10,589.4	15,665.6
Research and development	64.7	82.2	202.2	243.0
Selling, general and administrative	100.4	136.8	325.7	413.5
Interest and other (income), net	(13.0)	(11.6)	(45.6)	(31.7)

Truck, Parts and Other Income Before Income Taxes	428.0	690.0	946.6	2,118.4

Financial Services:
Revenues	397.6	362.8	1,141.6	1,073.7
Interest and other	307.7	254.9	864.5	729.3
Selling, general and administrative	31.3	35.8	90.2	101.8
Provision for losses on receivables	3.1	5.6	27.6	11.8

Financial Services Income Before Income Taxes	55.5	66.5	159.3	230.8
Investment income	6.4	21.1	30.2	62.2

Total Income Before Income Taxes	489.9	777.6	1,136.1	2,411.4
Income taxes	104.4	169.7	243.5	554.8

Net Income	$385.5	$607.9	$892.6	$1,856.6

Net Income Per Share:
Basic	$1.11	$1.75	$2.57	$5.35
Diluted	$1.11	$1.75	$2.57	$5.34

Weighted Average Shares Outstanding:
Basic	346.8	346.6	346.7	346.9
Diluted	347.6	347.2	347.3	347.6

Dividends declared per share	$.32	$.32	$.96	$.96

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	September 30	December 31
	2020	2019
ASSETS
Truck, Parts and Other:
Cash and marketable debt securities	$4,413.2	$5,169.4
Trade and other receivables, net	1,364.7	1,306.1
Inventories, net	1,124.5	1,153.2
Property, plant and equipment, net	3,137.8	2,883.8
Equipment on operating leases and other, net	1,916.0	1,777.2
Financial Services Assets	15,277.5	16,071.4

	$27,233.7	$28,361.1

LIABILITIES AND STOCKHOLDERS' EQUITY
Truck, Parts and Other:
Accounts payable, deferred revenues and other	$5,271.3	$6,013.1
Financial Services Liabilities	11,778.0	12,641.9
STOCKHOLDERS' EQUITY	10,184.4	9,706.1

	$27,233.7	$28,361.1

Common Shares Outstanding	346.3	346.3

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Nine Months Ended September 30,	2020	2019
OPERATING ACTIVITIES:
Net income	$892.6	$1,856.6
Depreciation and amortization:
Property, plant and equipment	186.0	243.1
Equipment on operating leases and other	593.5	549.3
Net change in trade receivables, inventory and payables	87.7	(170.3)
Net decrease (increase) in wholesale receivables on new trucks	785.7	(472.8)
All other operating activities, net	(353.0)	(89.3)

Net Cash Provided by Operating Activities	2,192.5	1,916.6

INVESTING ACTIVITIES:
Payments for property, plant and equipment	(426.2)	(387.2)
Acquisitions of equipment for operating leases	(706.7)	(1,038.4)
Net increase in financial services receivables	(312.5)	(519.0)
Net increase in marketable debt securities	(25.5)	(90.6)
Proceeds from asset disposals and other	436.6	478.7

Net Cash Used in Investing Activities	(1,034.3)	(1,556.5)

FINANCING ACTIVITIES:
Payments of cash dividends	(1,128.9)	(1,027.8)
Purchases of treasury stock	(41.6)	(110.2)
Proceeds from stock compensation transactions	41.3	33.8
Net (decrease) increase in debt and other	(858.8)	1,015.5

Net Cash Used in Financing Activities	(1,988.0)	(88.7)
Effect of exchange rate changes on cash	(1.0)	(37.8)

Net (Decrease) Increase in Cash and Cash Equivalents	(830.8)	233.6
Cash and cash equivalents at beginning of period	4,175.1	3,435.9

Cash and cash equivalents at end of period	$3,344.3	$3,669.5

PACCAR Inc

SEGMENT AND OTHER INFORMATION

(in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019
Sales and Revenues:
Truck	$3,504.0	$4,977.4	$9,120.0	$15,296.6
Parts	1,016.2	1,000.9	2,838.5	3,031.0
Financial Services	397.6	362.8	1,141.6	1,073.7
Other	18.2	25.9	59.8	81.2

	$4,936.0	$6,367.0	$13,159.9	$19,482.5

Pretax Profit:
Truck	$210.1	$481.5	$347.0	$1,509.2
Parts	210.2	207.4	576.8	625.6
Financial Services	55.5	66.5	159.3	230.8
Investment Income and Other	14.1	22.2	53.0	45.8

	$489.9	$777.6	$1,136.1	$2,411.4

GEOGRAPHIC REVENUE

(in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019
United States and Canada	$3,162.0	$4,405.9	$8,338.0	$12,819.0
Europe	1,143.7	1,305.2	3,261.7	4,550.5
Other	630.3	655.9	1,560.2	2,113.0

	$4,936.0	$6,367.0	$13,159.9	$19,482.5

NEW TRUCK DELIVERIES

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019
United States and Canada	20,700	31,700	52,200	90,600
Europe	10,500	12,700	28,500	45,300
Other	4,800	4,900	11,800	17,200

	36,000	49,300	92,500	153,100